Exhibit 99.2


FOR IMMEDIATE RELEASE

January 4, 2006

           PLIANT CORPORATION RECEIVES COURT APPROVALS NECESSARY TO MAINTAIN NORMAL OPERATIONS DURING FINANCIAL RESTRUCTURING

SCHAUMBURG, IL, January 4, 2006 - Pliant Corporation today reported that Judge Mary F. Walrath of the United States Bankruptcy Court for the District of Delaware approved all of the "first-day motions" that Pliant and its subsidiaries in the United States and Canada submitted as part of their filings for reorganization under Chapter 11 of the United States Bankruptcy Code. Approval of these motions will help Pliant continue to operate in the normal course of business during its financial restructuring.

The Judge's orders include approval of Pliant's request to continue to pay employee salaries and provide benefits without interruption, to honor its commitments to its customers, and to take other actions necessary to run the company with minimal disruption. Pliant also received interim approval to access debtor-in-possession (DIP) financing provided by GE Commercial Finance and Morgan Stanley Senior Funding, Inc. This financing will provide Pliant with additional liquidity and will be available to satisfy obligations associated with conducting the company's business. Pliant will seek final authorization to utilize the DIP financing at a court hearing scheduled for February 2, 2006.

Pliant intends to use the Chapter 11 reorganization process to complete its previously announced financial restructuring, which would reduce debt by up to $578 million and annual interest expense by up to $84 million. The company intends to file a plan of reorganization to implement the agreed restructuring in the near term. The holders of more than two-thirds of Pliant's 13% Senior Subordinated Notes and the holders of a majority of its preferred and common stock have agreed to support the restructuring transaction and vote in favor of the plan of reorganization.

Harold C. Bevis, Pliant's President and Chief Executive Officer, said: "We are pleased that Judge Walrath has approved all of our first-day motions, including those related to employee wages and benefits, customer programs, and our new DIP financing. This approval permits the company to maintain normal operations throughout the Chapter 11 process. We expect to continue to provide our customers with value-added products, superior service and leading-edge innovation programs."

More information about Pliant's reorganization is available on the Company's website at www.pliantcorp.com/reorganization.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. Actual results may differ from

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these forward-looking statements due to numerous factors beyond our control.
Those factors include, but are not limited to, our ability to obtain final authorization to utilize the DIP financing and comply with the covenants in the DIP credit agreement and to timely complete documentation of the proposed restructuring transaction, obtain all requisite approvals and otherwise satisfy all conditions to completion of the proposed restructuring transaction, as well as other factors discussed in more detail in our Annual Report on Form 10-K for 2004 and in subsequent filings with the Securities and Exchange Commission. Any forward-looking statements should be considered in light of these factors.

About Pliant
Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial and agricultural markets. The Company operates 24 manufacturing and research and development facilities around the world, and employs approximately 3,000 people.

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CONTACT:

Media Inquiries Only:
Mark Semer or Michael Freitag
Kekst and Company
(212) 521-4800

Investor Inquiries:
Stephen T. Auburn
General Counsel & Investor Relations, Pliant Corporation
(847) 969-3319


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